Exhibit 99.4

November 7, 2016

We hereby consent to (i) the inclusion of our opinion letter, dated September 25, 2016, to the Board of Directors of CBOE Holdings, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on November 7, 2016 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Bats Global Markets, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger— Recommendation of the CBOE Holdings Board and Its Reasons for the Merger” and “The Merger—Opinions of CBOE Holdings’ Co-Lead Financial Advisors.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Broadhaven Capital Partners, LLC

Broadhaven Capital Partners, LLC